                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [X]
          Filed by a Party other than the Registrant [ ]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                             THE FORSCHNER GROUP, INC.
          .................................................................
                   (Name of Registrant as Specified In Its Charter)
                                       N/A
          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [X]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

               2)   Form, Schedule or Registration Statement No.:

          .................................................................

               3)   Filing Party:

          .................................................................

               4)   Date Filed:

          .................................................................

                            THE FORSCHNER GROUP, INC.
                               ONE RESEARCH DRIVE
                           SHELTON, CONNECTICUT 06484







                                                                 April 16, 1996




Dear Stockholder:

You are cordially invited to attend the 1996 Annual Meeting of Stockholders of The Forschner Group, Inc. to be held at the Corporation's Distribution Center at 65 Trap Falls Road, Shelton, Connecticut on Thursday, May 16, 1996, at 10:30 a.m., local time.

The attached Notice of Annual Meeting and Proxy Statement fully describes the formal business to be transacted at the Meeting, which includes the election of directors of the Company, a proposal to change the name of the Company, and adoption of the Company's 1996 Stock Option Plan. Directors and officers of the Company will be present to host the meeting and to respond to any questions from our shareholders. We hope you will be able to attend.

The Company's Board of Directors believes that a favorable vote for each matter described in the attached Notice of Annual Meeting and Proxy Statement is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying materials carefully.

Whether or not you can attend the Annual Meeting, please complete, sign, date and mail the enclosed proxy card promptly. This action will not limit your right to revoke your proxy in the manner described in the accompanying Proxy Statement or to vote in person if you wish to attend the Annual Meeting and vote personally.

The directors, officers and employees of The Forschner Group, Inc. look forward to seeing you at the meeting.

Sincerely,


J. MERRICK TAGGART
J. Merrick Taggart
President

                            THE FORSCHNER GROUP, INC.

                               ONE RESEARCH DRIVE
                           SHELTON, CONNECTICUT 06484

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 16, 1996

                                   -----------


To the Stockholders:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of The Forschner Group, Inc. (the "Company" or "Forschner") will be held on May 16, 1996 at 10:30 a.m. (local time) at the Company's Distribution Center, 65 Trap Falls Road, Shelton, Connecticut for the following purposes:

       (1) To elect seventeen members of the Board of Directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

       (2) To consider and vote upon a proposal to amend the Company's Certificate of Incorporation to change the name of the Company to Swiss Army Brands, Inc.;

       (3) To consider and vote upon a proposal to approve the adoption of the Company's 1996 Stock Option Plan; and

       (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

       The Board of Directors has fixed April 3, 1996 as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

       A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1995 is enclosed herewith.

                                          By Order of the Board of Directors.

                                          THOMAS M. LUPINSKI
                                          THOMAS M. LUPINSKI, Secretary


Dated:  Shelton, Connecticut
        April 16, 1996



                          ----------------------------

                             YOUR VOTE IS IMPORTANT

TO ENSURE A QUORUM, PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU AT THE MEETING UPON REQUEST TO THE SECRETARY OF THE MEETING.

                T H E   F O R S C H N E R   G R O U P ,   I N C .

                               One Research Drive
                           Shelton, Connecticut 06484

                                  -----------

                         P R O X Y   S T A T E M E N T

                                  -----------




       This Proxy Statement and accompanying form of proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of The Forschner Group, Inc., a Delaware corporation ("Forschner" or the "Company"), for use at the Company's Annual Meeting of Shareholders to be held on May 16, 1996, at 10:30 a.m. (local time) at the Company's Distribution Center at 65 Trap Falls Road, Shelton, Connecticut, or any adjournment thereof (the "Meeting"). Copies of this Proxy Statement, the attached Notice of Annual Meeting of Shareholders, and the enclosed form of proxy were first mailed to the Company's shareholders on or about April 16, 1996.



       A proxy in the accompanying form which is properly executed, duly returned to the Board of Directors and not revoked, will be voted in accordance with the instructions contained in the proxy. If no instructions are given with respect to any matter specified in the Notice of Annual Meeting to be acted upon at the Meeting, the proxy will vote the shares represented thereby FOR the nominees for Directors set forth below, FOR the proposal to amend the Company's Certificate of Incorporation (the "Amendment") to change the name of the Company to Swiss Army Brands, Inc., FOR the proposal to approve the adoption of the Company's 1996 Stock Option Plan, and in accordance with his best judgment on any other matters which may properly come before the Meeting. The Board of Directors currently knows of no other business that will be presented for consideration at the Meeting. Each shareholder who has executed a proxy and returned it to the Board of Directors may revoke the proxy by notice in writing to the Secretary of the Company, or by attending the Meeting in person and requesting the return of the proxy, in either case at any time prior to the voting of the proxy. Presence at the Meeting does not itself revoke the proxy. The cost of the solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by the use of the mails, management and regularly engaged employees of the Company may, without additional compensation therefor, solicit proxies on behalf of the Company by personal interviews, telephone, telegraph or other means, as appropriate. The Company may also engage a proxy soliciting firm to solicit proxies, although the Company has no current plans to do so. The Company will, upon request, reimburse brokers and others who are only record holders of the Company's common stock, par value $.10 per share ("Common Stock"), for their reasonable expenses in forwarding proxy material to, and obtaining voting instructions from, the beneficial owners of such stock.

       The close of business on April 3, 1996, has been fixed as the record date (the "Record Date") for determining the shareholders entitled to notice of and to vote at the Meeting. As of the Record Date, there were 8,186,610 shares of Common Stock issued and outstanding and entitled to vote.

       Each share of Common Stock entitles the holder thereof to one vote. A majority of the shares of Common Stock issued and outstanding constitutes a quorum. Abstentions and broker non-votes are counted as present in determining whether the quorum requirement is satisfied. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Meeting will be necessary for the election of Directors. Thus, abstentions and broker non-votes will not be included in the vote total in the election of Directors and will have no effect on the outcome of the vote. The affirmative vote of the holders of a majority of the shares of Common Stock issued and outstanding will be necessary for the approval of the Amendment. Abstentions and broker votes will be counted as votes AGAINST proposal No. 2. The affirmative vote of the holders of a majority of shares of Common Stock present, in person or by proxy, at the Meeting, is required for approval of the adoption of the Company's 1996 Stock Option Plan. An abstention with respect to proposal No. 3 will have the same effect as a negative vote, but because shares held by brokers as to which the brokers withhold authority on this proposal will not be considered entitled to vote on this proposal, a broker non-vote will have no effect on the vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth information regarding beneficial ownership of the Common Stock on April 1, 1996, by each person or group known by Forschner to own beneficially 5% or more of the outstanding Common Stock. Except as otherwise noted, each person listed below has sole voting and investment power with respect to the shares listed next to his or its name.



                                     Number of
Name of Beneficial Owner               Shares                   Percent owned(1)
- ------------------------               ------                   ----------------


Louis Marx, Jr
667 Madison Avenue
New York, NY  10021                   3,022,222(2)                     34.8%

Brae Group, Inc
15710 John F. Kennedy Blvd
Houston, TX  77032                    2,998,200(3)                     34.5%

Victorinox A.G
CH-6438
Ibach-Schwyz
Switzerland                              854,200                       10.4%

Tweedy, Browne Company L.P
52 Vanderbilt Avenue
New York, New York 10017                589,150(4)                      7.2%

David L. Babson & Co., Inc
One Memorial Drive
Cambridge, MA 02142                     501,000(5)                      6.1%

Dimensional Fund Advisors, Inc
1299 Ocean Avenue
Santa Monica, CA 90401                  414,688(6)                      5.07%

Smith Barney Holdings, Inc
Travelers Group, Inc
388 Greenwood Street
New York, NY 10013                      412,000(7)                       5.03%



- -------------------

       (1) Based on 8,186,610 shares of Common Stock outstanding, not including 614,108 shares held as Treasury stock. Treated as outstanding for the purposes of computing percentage ownership of each holder are shares issuable to such holder upon exercise of Options and Warrants.

       (2) Consists of 19,730 shares held directly by Mr. Marx, 4,292 shares held by a trust for the benefit of Mr. Marx, 2,498,200 shares held by Brae Group, Inc., which corporation Mr. Marx may be deemed to control, and 500,000 shares issuable upon the exercise of a stock option held by Brae Group, Inc.

       (3) Includes 500,000 shares issuable upon the exercise of a stock option held by Brae Group, Inc.

       (4) According to a Schedule 13D filed February 29, 1996, consists of shares held in the accounts of customers of Tweedy, Browne Company L.P., a broker-dealer.

       (5) According to a Schedule 13G dated February 12, 1996, consists of shares which David L. Babson & Co., Inc. beneficially owns by virtue of serving as investment advisor.


       (6) According to a Schedule 13G dated February 7, 1996, consists of shares as to which Dimensional Fund Advisors, Inc. shares power of disposition by virtue of serving as investment advisor to its clients.


       (7) According to a Schedule 13G dated February 1, 1996, consists of shares held by Smith Barney Holdings, Inc., a wholly owned subsidiary of Travelers Group, Inc.


        The following table sets forth certain information concerning the beneficial ownership of Common Stock on April 1, 1996, by each Director, each officer named in the Summary Compensation Table herein and by all Directors and officers of Forschner as a group.




                                          Number of
   Name                                    Shares        Percent of Class(1)
   ----                                    ------        -----------------


J. Merrick Taggart                         25,000(2)              *
Thomas D. Cunningham                       37,500(3)              *
Stanley G. Mortimer III                    32,262(4)              *
Harry R. Thompson                          22,500(5)              *
Leslie H. Green                            22,500(6)              *
A. Clinton Allen                           35,000(7)              *
Thomas A. Barron                           60,000(8)              *
Vincent D. Farrell, Jr.                    35,000(9)              *
Herbert M. Friedman                        15,368(10)             *
Peter W. Gilson                            37,500(11)             *
M. Leo Hart                               100,000(12)            1.2%
James W. Kennedy                           75,429(13)             *
Keith R. Lively                               -0-                 *
Lindsay Marx                               25,000(14)             *
Louis Marx, Jr.                         3,022,222(15)            34.8%
Stanley R. Rawn, Jr.                      142,711(16)             1.7%
Eric M. Reynolds                           26,000(17)             *
John Spencer                                1,000                 *
John V. Tunney                                -0-                 *
All officers and directors              3,802,304(18)            40.7%
  as a group (23 persons)


- ------------
*Less than 1% of the Class.

       (1) Based on 8,186,610 shares of Common Stock outstanding, not including 614,108 shares held as Treasury Stock. Treated as outstanding for the purpose of computing the percentage ownership of each director and of all directors and officers as a group are shares issuable to such individuals upon exercise of options.

       (2) Consists of 25,000 shares of Common Stock issuable upon exercise of warrants held by Mr. Taggart.

       (3) Consists of 37,500 shares of Common Stock issuable upon exercise of Options held by Mr. Cunningham.

       (4) Includes 31,250 shares of Common Stock issuable upon exercise of Options held by Mr. Mortimer.

       (5) Consists of 22,500 shares of Common Stock issuable upon exercise of Options held by Mr. Thompson.

       (6) Consists of 22,500 shares of Common Stock issuable upon exercise of Options held by Ms. Green.

       (7) Consists of 35,000 shares of Common Stock issuable upon exercise of Options held by Mr. Allen.

       (8) Includes 25,000 shares of Common Stock issuable upon exercise of Options held by Mr. Barron.

       (9) Consists of 35,000 shares of Common Stock issuable upon exercise of Options held by Mr. Farrell. Excludes shares beneficially owned by Spears, Benzak, a general partnership in which Mr. Farrell has a 22% interest.

       (10) Includes 12,500 shares of Common Stock issuable upon exercise of Options held by Mr. Friedman.

       (11) Consists of 37,500 shares of Common Stock issuable upon exercise of options held by Mr. Gilson.

       (12) Consists of 100,000 shares of Common Stock issuable upon exercise of Options held by Mr. Hart.

       (13) Includes 56,250 shares of Common Stock issuable upon exercise of Options held by Mr. Kennedy.

       (14) Consists of 25,000 shares of Common Stock issuable upon exercise of Options held by Ms. Marx.

       (15) Consists of 19,730 shares of Common Stock held directly by Mr. Marx, 4,292 shares held by a trust for the benefit of Mr. Marx, 2,498,200 shares held by Brae Group, Inc., which corporation Mr. Marx may be deemed to control, and 500,000 shares issuable upon exercise of options held by Brae Group, Inc.

       (16) Includes 100,000 shares of Common Stock issuable upon exercise of Options held by Mr. Rawn.

       (17) Includes 25,000 shares of Common Stock issuable upon exercise of Options held by Mr. Reynolds.

       (18) Includes 1,128,750 shares of Common Stock issuable to directors and officers upon exercise of Options and 25,000 shares of Common Stock issuable upon exercise of warrants.


                                 PROPOSAL NO. 1
                                 --------------

                              ELECTION OF DIRECTORS

       At the meeting, seventeen Directors of the Company are to be elected by the stockholders, to hold office until the next Annual Meeting of Stockholders of the Company to be held in 1997, and until their successors shall have been duly elected and qualified.

       The nominees of the Board of Directors  for election as Directors are Mr.
A. Clinton Allen, Mr. Thomas A. Barron, Mr. Thomas D. Cunningham, Mr. Vincent D. Farrell, Jr., Mr. Herbert M. Friedman, Mr. Peter W. Gilson, Mr. M. Leo Hart, Mr. James W. Kennedy, Mr. Keith R. Lively, Ms. Lindsay Marx, Mr. Louis Marx, Jr., Mr. Stanley G. Mortimer III, Mr. Stanley R. Rawn, Jr., Mr. Eric M. Reynolds, Mr. John Spencer, Mr. J. Merrick Taggart and Mr. John V. Tunney. All of the nominees are Directors elected at the 1995 Annual Meeting of Stockholders except for Mr. Taggart. If, for any reason not presently known, any of said nominees is not available for election, the Proxies will be voted for substitute nominees. The Directors are to be elected by a vote of the holders of a plurality of the shares of Common Stock entitled to vote and present in person or represented by proxy at the meeting.

       The following table sets forth the names and ages of each Director, each nominee for Director, and each of the executive officers of the Company, the period during which each person has served as a Director or officer of the Company, and the positions and offices with the Company held by each such person.


                                                                               Director
                                                                                and/or
   Name                       Age         Position(s)                        Officer Since
   ----                       ---         -----------                        -------------


J. Merrick Taggart            45         President                             Dec., 1995
Peter W. Gilson               56         Chairman of the Executive
                                         Committee and Director(1)             Dec., 1994
Thomas D. Cunningham          46         Executive Vice President,
                                         Chief Financial Officer
                                         and Director(2)                       Mar., 1994
Stanley R. Rawn, Jr.          68         Senior Managing Director
                                         and Director(3)                             1990
Harry R. Thompson             66         Managing Director(4)                  Dec., 1994
Stanley G. Mortimer III       53         Executive Vice President
                                         and Director(5)                       Dec., 1994
Thomas M. Lupinski            43         Senior Vice President, Controller,
                                         Secretary and Treasurer                     1986
Michael J. Belleveau          39         Vice President                        Jun., 1994
Leslie H. Green               48         Vice President                        Dec., 1995
David J. Parcells             37         Vice President - Operations                 1992
Jerald J. Rinder              49         Vice President                        Feb., 1996
Robert L. Topazio             47         Vice President                        Feb., 1996
Douglas M. Rumbough           39         Vice President                              1992
A. Clinton Allen              52         Director(6)                                 1993
Thomas A. Barron              44         Director                                    1983
Vincent D. Farrell, Jr.       49         Director(7)                                 1992
Herbert M. Friedman           64         Director(8)                                 1981
M. Leo Hart                   47         Director(9)                                 1991
James W. Kennedy              45         Director(10)                                1981
Keith R. Lively               44         Director                              Oct., 1994
Lindsay Marx                  30         Director                              Feb., 1994
Louis Marx, Jr.               64         Director(11)                                1990
Eric M. Reynolds              43         Director                              Mar., 1994
John Spencer                  66         Director(12)                                1990
John V. Tunney                61         Director(13)                                1992


- -------------------

1.      Mr. Gilson is Chairman of Forschner's Executive Committee.

2.      Mr.  Cunningham  is  a  member  of  Forschner's   Executive   Committee,
        Management Committee and Special Products Committee.

3. Mr. Rawn is a member of Forschner's Executive Committee, Management Committee, Nominating Committee and Special Products Committee.

4.      Mr. Thompson is Chairman of Forschner's Special Products Committee.

5. Mr. Mortimer was elected a Director of Forschner in December, 1994. He had previously served as a Director of Forschner from June 1987 to June 1994. Mr. Mortimer was named Executive Vice President in May, 1988. He had become a Senior Vice President in September, 1985. Prior to that time, he was a Vice President. Mr. Mortimer is a member of Forschner's Special Products Committee.

6. Mr. Allen is Chairman of Forschner's Stock Option and Compensation Committee and Acquisition Committee.

7. Mr. Farrell is Chairman of Forschner's Audit Committee and a member of Forschner's Acquisition Committee and Executive Committee.

8. Mr. Friedman is Chairman of Forschner's Charitable Insurance Program Committee and a member of Forschner's Executive Committee, Audit Committee, Nominating Committee and Special Products Committee.

9. Mr. Hart was Co-Chairman of the Board and Chief Executive Officer from February 1994 to December 1995. He had become Executive Vice President and a Director in October, 1991. Mr. Hart is a member of Forschner's Management Committee, Executive Committee and Charitable Insurance Program Committee.

10. Mr. Kennedy was Co-Chairman of the Board and Chief Executive Officer from February 1994 to December 1995. He had been President and Chief Executive Officer since March, 1988. He had become President and a Director in June, 1987 and a Senior Vice President in September, 1985. Prior to that time he was a Vice President. Mr. Kennedy is a member of Forschner's Executive Committee and Management Committee.

11. Mr. Marx is Chairman of Forschner's Management Committee and Nominating Committee and a member of Forschner's Executive Committee. Mr. Marx was Chairman of Forschner's Executive Committee until June, 1995.

12. Mr. Spencer is a member of Forschner's Audit Committee and Stock Option and Compensation Committee.

13.     Mr.  Tunney is a member of  Forschner's  Stock  Option and  Compensation
        Committee,   Acquisition  Committee  and  Charitable  Insurance  Program
        Committee.



                            BIOGRAPHICAL INFORMATION

       J. Merrick Taggart, President of Forschner, was elected to that position on December 13, 1995. From 1993 to November 1995 Mr. Taggart was President of Duofold, Inc, a sports apparel company, and Pringle of Scotland U.S.A., an apparel company. From 1990 to November 1992 Mr. Taggart was President of O'Brien International, a manufacturer and marketer of water sports equipment. Prior to that Mr. Taggart was Senior Vice President of Product Development for the Timberland Company, a footwear and apparel company.




       Peter W. Gilson, Chairman of the Executive Committee and a Director of Forschner, has served as President and Chief Executive Officer of Physician Support Systems, Inc., a company specializing in the management of physicians' health care practices, since 1991. From 1988 to the present, Mr. Gilson has also served as President and Chief Executive Officer of the Warrington Group, Inc., a manufacturer of safety products which was previously a division of The Timberland Company. From 1987 to 1988, Mr. Gilson served as Chief Operating Officer of The Timberland Company, a manufacturer of footwear and outdoor clothing. From 1978 to 1986, he served as President of the Gortex Fabrics Division of W.L. Gore Associates. Mr. Gilson is also a director of SweetWater, Inc. ("SweetWater"), a manufacturer and marketer of portable water filtration systems.



       Louis Marx, Jr., Chairman of the Management Committee and a Director of Forschner, has been associated with the Company for over 20 years and has played the key role in helping to guide its affairs during that entire period. Through discussions with the Chief Executive Officer of Victorinox Cutlery Company ("Victorinox"), the Company's principal supplier, he and Mr. Rawn were responsible for Forschner obtaining exclusive U.S. distribution rights for Victorinox products and later, together with Mr. Rawn and Mr. Kennedy, negotiated the expansion of Forschner's distribution rights to include Canada, Bermuda and the Caribbean and also obtained for the Company exclusive distribution rights to the Victorinox Watch. In a prior year he and Mr. Rawn played an important part in negotiating, on behalf of Forschner, the settlement of potentially expensive litigation, and more recently, Mr. Marx has played an active role in the Company's investment policy and, together with the Company's advisors, has successfully managed the Company's currency hedging program. Mr. Marx is Chairman of the Executive Committee and a director of Noel Group, Inc. ("Noel"), a publicly held company which conducts its principal operations through small and medium sized operating companies in which it holds controlling interests, a director and member of the Compensation Committee of Cyrk, Inc. ("Cyrk"), a distributer of products for promotional programs and custom-designed sports apparel and accessories, and Co-Chairman of the Board and a director of Tigera Group, Inc. ("Tigera"), an acquisition company. Mr. Marx has been a venture capital investor for more than thirty years. Mr. Marx, together with his close business associates, have been founders or substantial investors in such companies as Pan Ocean Oil Corporation, Donaldson, Lufkin & Jenrette, Bridger Petroleum Corporation Ltd., Questor Corporation, Environmental Testing and Certification Corporation, Garnet Resources Corporation, The Prospect Group, Inc. and Noel. Mr. Marx served as a director of The Prospect Group, Inc., a company which, prior to its adoption in 1990 of a Plan of Complete Liquidation and Dissolution, conducted its major operations through subsidiaries acquired in leveraged buyout transactions ("Prospect"), from February 1986, and as Chairman of Prospect's Asset Committee from October 1988, until January 1990. Mr. Marx serves as a trustee of the New York University Medical Center and Middlebury College and as Chairman of the Madison Avenue Fund for Children. Mr. Marx is also Co-Chairman and a director of Victory Capital LLC ("Victory"). He is President and a director of Victorinox-Swiss Army Knife Foundation, a non-profit corporation formed by Forschner for charitable purposes including the improvement of the welfare of underprivileged children. Mr. Marx is the father of Lindsay Marx, a Director of Forschner.





       Thomas D. Cunningham, Executive Vice President, Chief Financial Officer and a Director of Forschner, was appointed to those offices in March 1994. Prior to joining Forschner, Mr. Cunningham had been with JP Morgan & Co. Incorporated since 1973 where he was appointed a Vice President in 1979, Senior Vice President in 1987, Managing Director Corporate Finance in 1988 and Managing Director - Corporate Banking Group in 1993. Mr. Cunningham is also a director of Emcor Group, Inc., a mechanical and electrical contractor.

       Stanley R. Rawn, Jr., Senior Managing Director and a Director of Forschner, actively participates with Messrs. Marx and Kennedy in furthering the relationship between Forschner and Victorinox as well as in coordinating management strategies. He has also played an important part in obtaining and expanding the Company's exclusive distribution rights covering Victorinox products. Mr. Rawn was Chairman and Chief Executive Officer and a director of Adobe Resources Corporation, an oil and gas exploration and production company from November, 1985 until the merger of that company in May, 1992. Mr. Rawn is also the Chief Executive Officer and a director of Noel; a director of Prospect, Victory, Staffing Resources, Inc., a temporary help corporation, and Victorinox
- - Swiss Army Knife Foundation; and a Trustee of the California Institute of Technology.

       Harry R. Thompson, Managing Director of Forschner was appointed Managing Director in December 1994. From 1987 to 1995, Mr. Thompson was president of The Strategy Group, a business and marketing consulting firm. Mr. Thompson had previously served as a director of Forschner from June 1987 to June 1991, and as Chairman of Forschner's Board of Directors from January 1990 to October 1990 and served in senior executive capacities with the Interpublic Group of Companies, Inc., a leading marketing and communications organization.

       Stanley G. Mortimer III, Executive Vice President and a Director of Forschner, has served Forschner in a variety of capacities since September 1984. Mr. Mortimer was elected as a director in December 1994. He had previously served as a director from June 1987 to June 1994.

       Thomas M. Lupinski, Senior Vice President, Controller, Secretary and Treasurer of Forschner, has been Vice President of Forschner for more than five years. He served as Chief Financial Officer from 1990 to March 1994. Prior to joining Forschner, Mr. Lupinski was Finance Manager for The Revlon Health Care Group from 1982 to 1986 and was with Arthur Andersen & Co., from 1976 through 1982.

       David J. Parcells, Vice President - Operations, joined Forschner in December 1992. Mr. Parcells was employed by Arthur Andersen & Co. as a Senior Manager - Audit and Business Advisory Practice from 1989 through 1992 and as an Audit Manager from 1986 to 1989.

       Michael J. Belleveau, Vice President - Sales, was elected to the office of Vice President in June 1994. Mr. Belleveau has served Forschner in various positions since 1991. Prior to that Mr. Belleveau was a regional sales manager for Cartier, Inc., a manufacturer and marketer of watches and luxury goods.

       Leslie H. Green, Vice President, was elected to the office of Vice President in December 1995. Ms. Green has served Forschner in various positions since January, 1991.

       Jerald J. Rinder, Vice President, was elected to the office of Vice President in February, 1996. From 1994 through 1995 Mr Rinder was Executive Vice President of Pringle of Scotland USA, an apparel company. From 1993 to 1994 Mr. Rinder was Vice President - Sales/Marketing of Walkover Shoe Co. and from 1991 through 1993 was Vice President - Sales of Stride Rite Corp.

       Robert L. Topazio, Vice President, was elected to the office of Vice President in February, 1996. Mr. Topazio has served Forschner in various positions since September, 1992. From 1991 to 1993 Mr. Topazio was Vice President of Cuisine de France, Ltd., a marketer of consumer cutlery which was purchased by the Company in 1992. Prior to that Mr. Topazio was National Sales Manager for J.A. Henckels.

       Douglas M. Rumbough, Vice President - Corporate Markets, was elected to the office of Vice President in June 1992. Mr. Rumbough has served Forschner in various positions since 1981.


       A. Clinton Allen, a Director of Forschner, is Chairman of A. C. Allen & Co., a Massachusetts based consulting firm. Mr. Allen also serves as Vice Chairman and a director of Psychemedics Corporation, a company that provides testing services for the detection of abused substances through an analysis of hair samples, and of Dewolfe Companies, Inc., a real estate company, and as a director of SweetWater, Victory and Tigera.


       Thomas A. Barron, a Director of Forschner, is an author and has been Chairman of Evergreen Management Corp., a private investment firm since January, 1990. From November, 1983 through November 1989, Mr. Barron was President and Chief Operating Officer and a director of Prospect. From 1988 through January, 1990, Mr. Barron served as Chairman of the Board of Forschner. Mr. Barron also serves as a director of Illinois Central Corporation, a railroad corporation, Illinois Central Railroad Company, and SweetWater. Mr. Barron has served as a Trustee of Princeton University.

       Herbert M. Friedman, a Director of Forschner, is a partner in the law firm of Zimet, Haines, Friedman & Kaplan, where he has been a member since 1967. Zimet, Haines, Friedman & Kaplan acts as counsel to Forschner. Mr. Friedman is also a director of Noel, Prospect, Victory, Tigera and Victorinox - Swiss Army Knife Foundation.

       Vincent D. Farrell, Jr., a Director of Forschner, has been a Managing Director of the investment management firm of Spears, Benzak, Solomon & Farrell, Inc., ("Spears, Benzak") since 1982. Mr. Farrell is a director of Noel.


       M. Leo Hart, a Director of Forschner, is President and Chief Executive Officer of Brae Group, Inc., a privately held acquisition company. Until December 13, 1995, Mr. Hart was Co-Chairman of the Board and Chief Executive Officer of Forschner, which capacity he had served in since February 1994.
Previously, he was Executive Vice President and a Director. Mr. Hart joined Forschner in October 1991. Prior to this, Mr. Hart spent the previous 15 years in senior sales and marketing positions in the hospitality industry, serving as Senior Vice President of Marketing for The Ritz-Carlton Hotel Company from 1987 to 1991 and before that as Vice President - Sales and Marketing for Fairmont Hotels from 1983 to 1987. Until 1991, he was the North American Chairperson of Leading Hotels of the World, a hotel marketing association. Prior to his career in sales, Mr. Hart played professional football with the NFL's Atlanta Falcons and Buffalo Bills. Mr. Hart is also a director of Victory and a director of Victorinox - Swiss Army Knife Foundation, a charitable organization.


       James W. Kennedy, a Director of Forschner, is President of Lahinch Group, Inc., a start-up company proposing to engage in the golf award and apparel business. Until December 13, 1995, Mr. Kennedy was Co-

Chairman of the Board and Chief Executive Officer of Forschner, which capacity he had served in since February 1994. Previously, he was President of Forschner, a position he had held since 1988. Prior to 1988, Mr. Kennedy was Senior Vice President of Forschner and had served in various sales and marketing positions with Forschner since 1975. Mr. Kennedy has served on committees for the Specialty Advertising Association International, the National Restaurant Association, the American Meat Institute, the Sporting Goods Manufacturers Association and the American Association of Exporters and Importers.

       Keith R. Lively, a Director of Forschner, is a private investor and, from January 1995 through December, 1995, was a consultant to Forschner. From 1988 through September 1994, Mr. Lively was the President, Chief Executive Officer and a Director of The Famous Amos Chocolate Chip Cookie Corporation. From
September 1992 through September 1994, Mr. Lively was also Senior Vice President, a member of the Executive Committee and a Director of President Baking Company, which purchased The Famous Amos Chocolate Cookie Corporation in September 1992.

       Lindsay Marx, a Director of Forschner is a private investor. From November 1992 to January 1994, she was a production assistant at Iron Mountain Productions, a dramatic production company. Ms. Marx was an assistant to the director at the Paper Mill Playhouse in 1992 and, from September 1989 to March 1992, an artistic assistant at The Body Politic, also a dramatic production company. Ms. Marx graduated from Middlebury College in 1987. Ms. Marx, is the daughter of Louis Marx, Jr.

       Eric M. Reynolds, a Director of Forschner, is President, Chief Executive Officer and a director of SweetWater, a position he has held since January, 1993. Previously, from 1987 through 1990, Mr. Reynolds served as a marketing consultant to various companies including W.L. Gore & Associates and Marmot Mountain Works, Ltd., a company founded by Mr. Reynolds in 1974 that is in the business of designing, manufacturing and marketing mountaineering, backpacking and ski outerwear products.

       John Spencer, a Director of Forschner, holds the African Studies Professorship at Middlebury College where he has served as a member of the faculty since 1974. Mr. Spencer has also served as Dean of Middlebury College and Chairman of its History Department. Mr. Spencer is Vice-Chairman of the African American Institute, a Trustee of the Cape of Good Hope Foundation and of the University of Capetown Fund, Inc. and a director of Victorinox - Swiss Army Knife Foundation.

       John V. Tunney, a Director of Forschner, is currently Chairman of the Board of Cloverleaf Group, Inc. and a general partner of Sun Valley Ventures, a partnership engaged in venture capital and leveraged buyout activities. From 1971 to 1977 Mr. Tunney served as a United States Senator from the state of California and as a Member of the United States House of Representatives from 1965 to 1971. Mr. Tunney is also a director of Prospect, Illinois Central Corporation, Illinois Central Railroad Company, Foamex International, Inc., a foam manufacturer, and Garnet Resources Corporation.

       During the fiscal year ended December 31, 1995, the Board of Directors held four meetings. All of the directors attended at least 75% of the total of the meetings of the Board of Directors and the committees of which they were members except for Mr. Tunney who attended six of nine such meetings and Mr. Cunningham who attended seven of ten such meetings.


                      COMMITTEES OF THE BOARD OF DIRECTORS

       The Board of Directors has created the Audit Committee, Nominating Committee and Stock Option and Compensation Committee, each of which is described below.

       Audit Committee. The Audit Committee, consisting of Messrs. Vincent D. Farrell, Jr. (Chairman), Herbert M. Friedman and John Spencer, is charged with the duties of recommending to the Board of Directors the appointment of independent public accountants, reviewing the scope of the audit and auditing fees, meeting periodically with the independent public accountants and certain officers of the Company to insure the adequacy of internal controls and reporting, reviewing consolidated financial statements, examining audit reports and performing any other duties or functions deemed appropriate by the Board. The Audit Committee held three meetings during the fiscal year ended December 31, 1995.

       Nominating Committee. The Nominating Committee, consisting of Messrs. Louis Marx, Jr. (Chairman), Herbert M. Friedman and Stanley R. Rawn, Jr., has all of the power of the Board of Directors in respect of the nomination of directors for submission to a vote of the stockholders and in respect of the fixing of the time, place and record date of the Annual Meeting of Stockholders, as well as all other matters relating to the Annual Meeting of Stockholders. The Nominating Committee did not meet during the fiscal year ended December 31, 1995. While the Nominating Committee has no stated procedures for the submission of nominees by the Company's stockholders, the committee will consider such recommendations on an informal basis.

       Stock Option and Compensation Committee. The Stock Option and Compensation Committee, consisting of Messrs. A. Clinton Allen (Chairman), John Spencer and John V. Tunney, has all the power of the Board of Directors to grant options and to exercise all other powers under and pursuant to the Company's Stock Option Plans and to take all action in respect of the approval of the compensation and bonuses paid by the Company. The Stock Option and Compensation Committee held five meetings during the fiscal year ended December 31, 1995.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file.

       Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that except for one late filing of a Form 4 by Mr. Eric Reynolds pertaining to a purchase of 1,000 shares of Common Stock, during the year ended December 31, 1995 all filing requirements applicable to the Company's officers, directors, and greater than ten-percent beneficial owners were complied with.

                             MANAGEMENT COMPENSATION

                           SUMMARY COMPENSATION TABLE

        The Summary Compensation Table below sets forth individual compensation information of the two Co-Chief Executive Officers and the three other most highly paid executive officers of the Company for services rendered in all capacities during the fiscal years ended December 31, 1995, 1994 and 1993.


                                             Annual Compensation                 Long-Term Compensation

                                                                                   Awards              Payouts

           (a)                (b)        (c)         (d)         (e)           (f)           (g)         (h)          (i)

                                                                Other
                                                               Annual      Restricted                              All Other
        Name and                                               Compen-        Stock       Options/      LTIP        Compen-
   Principal Position        Year      Salary       Bonus      sation         Award         SARS       Payouts      sation
   ------------------        ----      ------       -----      ------         -----         ----       -------      ------
J. Merrick Taggart           1995      33,654         -           -            -          100,000        -             -
President(1)                 1994        -            -           -            -             -           -             -
                             1993        -            -           -            -             -           -             -

James W. Kennedy             1995     240,000      300,000        -            -           25,000        -           6,941(3)
Co-Chairman and              1994     250,000      125,000        -            -           50,000        -          13,523(4)
Chief                        1993     226,065       75,000        -            -           25,000        -          12,681(5)
Executive Officer(2)

M. Leo Hart                  1995     210,000       75,000        -            -           25,000        -           1,432(7)
Co-Chairman and              1994     220,000      125,000        -            -           25,000        -           2,332(8)
Chief                        1993     211,115       75,000        -            -           50,000        -           2,111(9)
Executive Officer(6)

Thomas D. Cunningham         1995     210,000       10,000        -            -           25,000        -           4,400(10)
Executive Vice President     1994     174,308      100,000        -            -           50,000        -           2,846(11)
and Chief Financial          1993        -            -           -            -             -           -              -
Officer

Stanley G. Mortimer III      1995     210,000        5,000        -            -           25,000        -           8,584(12)
Executive Vice President     1994     220,000      100,000        -            -             -           -          12,845(13)
                             1993     210,961       75,000        -            -           25,000        -          11,155(14)

Harry R. Thompson            1995     200,000       15,000        -            -           25,000        -           2,195(15)
Managing Director            1994        -            -           -            -             -           -              -
                             1993        -            -           -            -             -           -              -

Leslie H. Green              1995     175,000       10,000        -            -           10,000        -           3,796(16)
Vice President               1994     175,000       45,000        -            -             -           -           3,705(17)
                             1993     170,000       40,000        -            -           10,000        -           3,531(18)




    ----------------------
        (1) Mr. Taggart was elected President on December 13, 1995.

        (2) Mr. Kennedy resigned as Co-Chairman and Co-Chief Executive Officer on December 13, 1995.

        (3) Consists of $4,620 contributed by the Company to Mr. Kennedy's account under the Company's 401K savings plan and $2,321 in benefit to Mr. Kennedy of insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Kennedy.

        (4) Consists of $4,620 contributed by the Company to Mr. Kennedy's account under the Company's 401K savings plan and $8,903 in benefit to Mr. Kennedy of insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Kennedy.

        (5) Consists of $4,497 contributed by the Company to Mr. Kennedy's account under the Company's 401K savings plan and $8,184 in benefit to Mr. Kennedy of insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Kennedy.

        (6) Mr. Hart resigned as Co-Chairman and Co-Chief Executive Officer on December 13, 1995.

        (7) Consists of $1,432 in benefit to Mr. Hart of insurance premiums paid by the Company with respect to split dollar life insurance for the benefit Mr. Hart.

        (8) Consists of $2,332 in benefit to Mr. Hart of insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Hart.

        (9) Consists of $2,111 in benefit to Mr. Hart of insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Hart.

        (10) Consists of $4,400 contributed by the Company to Mr. Cunningham's account under the Company's 401K savings plan.

        (11) Consists of $2,846 contributed by the Company to Mr. Cunningham's account under the Company's 401K savings plan.

        (12) Consists of $4,300 contributed by the Company to Mr. Mortimer's account under the Company's 401K savings plan and $4,284 in benefit to Mr. Mortimer of insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Mortimer.

        (13) Consists of $4,620 contributed by the Company to Mr. Mortimer's account under the Company's 401K savings plan and $8,225 in benefit to Mr. Mortimer of insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Mortimer.

        (14) Consists of $4,497 contributed by the Company to Mr. Mortimer's account under the Company's 401K savings plan and $6,658 in benefit to Mr. Mortimer of insurance premiums paid by the Company with respect to split dollar life insurance for the benefit of Mr. Mortimer.

        (15) Consists of $2,195 contributed by the Company to Mr. Thompson's account under the Company's 401K savings plans.

        (16) Consists of $3,796 contributed by the Company to Ms. Green's account under the Company's 401K savings plan.

        (17) Consists of $3,705 contributed by the Company to Ms. Green's account under the Company's 401K savings plan.

        (18) Consists of $3,531 contributed by the Company to Ms. Green's account under the Company's 401K savings plan.


                        OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth, for each of the executive officers named in the Summary Compensation Table, information regarding individual grants of options made in the last fiscal year, and their potential realizable values.


                                                                                          Potential Realizable
                                                                                          Value at Assumed
                                                                                          Annual Rates of Stock
                                                                                          Price Appreciation for
                                    Individual Grants                                     Option Term
- --------------------------------------------------------------------------------------    -----------------------

           (a)                     (b)          (c)                    (d)      (e)           (f)           (g)

                                         % of Total
                                         Options Granted     Exercise or
                              Option     to Employees in      Base Price     Expiration
Name                         Granted     Fiscal Year(1)        ($/Sh)          Date         5% ($)        10% ($)
- ----                         -------     ---------------     ------------    ----------    --------       -------
J. Merrick Taggart           100,000(2)       10.9%              $12.50      12/13/05      $786,118    $1,992,178

James W. Kennedy              25,000           2.7%              $12.875      1/26/05      $202,425      $512,986

M. Leo Hart                   25,000           2.7%              $12.875      1/26/05      $202,425      $512,986

Thomas D. Cunningham          25,000           2.7%              $12.875      1/26/05      $202,425      $512,986

Stanley G. Mortimer III       25,000           2.7%              $12.875      1/26/05      $202,425      $512,986

Harry R. Thompson             25,000           2.7%              $12.875      2/16/05      $202,425      $512,986

Leslie H. Green               10,000           1.1%              $12.875      1/26/05       $80,970      $205,194

- ------------------------
(1)  Based on 812,000 options granted plus 100,000 warrants.

(2)  Consists of warrants to purchase Common Stock.

                    OPTION EXERCISES AND YEAR-END VALUE TABLE

        The following table sets forth option exercise activity in the last fiscal year and fiscal year-end option values with respect to each of the executive officers named in the Summary Compensation Table.



               Aggregated Option Exercises in Last Fiscal Year, and FY-End Option/SAR Value
- ------------------------------------------------------------------------------------------------------------

           (a)                     (b)                  (c)                   (d)                   (e)

                                                                                                 Value of
                                                                          Number of            Unexercised
                                                                         Unexercised           In-the-Money
                                                                       Options/SARs at       Options/SARs at
                                                                          FY-End (#)            FY-End (#)

                             Shares Acquired           Value             Exercisable/          Exercisable/
Name                        on Exercise (#)        Realized ($)         Unexercisable         Unexercisable
- --------------------------  ----------------       ------------         -------------         -------------
J. Merrick Taggart                  -                    -              25,000/75,000             $0/$0

James W. Kennedy                    -                    -              50,000/50,000         $5,469/$3,906

M. Leo Hart                         -                    -              56,250/43,750         $6,250/$3,125

Thomas D. Cunningham                -                    -              31,250/43,750         $3,125/$3,125

Stanley G. Mortimer III             -                    -              25,000/25,000          $2,344/$781

Harry R. Thompson                   -                    -              16,250/18,750           $71,250/$0

Leslie H. Green                     -                    -              20,000/10,000           $938/$312



                            COMPENSATION OF DIRECTORS

        The Company compensates those of its directors who were not employees of the Company in the amount of $10,000 annually plus $1,000 for attendance at each meeting of the Board of Directors. The Chairmen of the Audit Committee, the Stock Option and Compensation Committee and the Acquisition Committee of the Board of Directors are each paid an additional annual fee of $10,000 in recognition of the additional responsibilities and time commitments associated with such positions.

        In 1995, Louis Marx, Jr. and Stanley R. Rawn, Jr. were granted options under the Company's 1994 Stock Option Plan to purchase 150,000 and 100,000 shares, respectively, of the Company's Common Stock at a price of $12.875 per share, the market price of the Company's Common Stock when such options were issued. On December 13, 1995 the options to purchase up to 150,000 shares granted to Mr. Marx were voluntarily returned to the Company by Mr. Marx to permit them to be reissued to others. Also on December 13, 1995, options to purchase 150,000 shares of Common Stock under the 1994 Stock Option Plan were granted to Mr. Peter W. Gilson at an exercise price of $12.50, the market price of such shares on the date of grant.

        In addition, the Company has purchased split dollar life insurance policies in respect of each of Messrs. Louis Marx, Jr. and Stanley R. Rawn, Jr. See "Certain Transactions".

                 EMPLOYMENT AGREEMENT AND SEVERANCE ARRANGEMENTS

        The Company entered into an employment agreement dated as of January 2, 1996 with Mr. James W. Kennedy, a director of the Company and, until December 13, 1995, Co-Chairman of the Board and Chief Executive Officer of the Company. The agreement provides that Mr. Kennedy shall be employed in an executive capacity with the Company and shall be available to consult with and advise the Company on such matters as might be requested by senior management of the Company for at least eighty-five hours per month to assist on issues dealing with the maintenance of corporate trademarks; corporate legal matters; and strategic support relative to strategic relations with Victorinox Cutlery Company, the Company's key supplier. Mr. Kennedy is to be paid a salary of $140,000 per annum and, during 1996, a one time bonus of $300,000. The agreement, which has a term of five years, also provides that following the termination of the agreement Mr. Kennedy would be prohibited from competing, with certain exceptions, with the business of the Company for a period of three years.


        In connection with the resignation of Mr. M. Leo Hart, a director of the Company, from his position as Co-Chairman of the Board and Chief Executive Officer of the Company, the Company paid Mr. Hart the sum of $75,000 and accepted for surrender and cancellation all of Mr. Hart's outstanding stock options to purchase Common Stock. To replace such options, the Company has issued to Mr. Hart new options covering the same number of shares and upon the same terms and conditions except that the newly issued options were fully vested upon grant and the exercisability of such options is not contingent on Mr. Hart's employment with the Company.

                                  PENSION PLAN


               Each employee of the Company at least twenty years of age, becomes eligible to participate in the Company's Pension Trust (the "Pension Trust") after completing two Years of Credited Service (as defined in the Pension Trust). Monthly benefits at Normal Retirement Age, age sixty-five, are computed as follows: Average Monthly Compensation (as defined below) multiplied by 0.65% plus Average Monthly Compensation in excess of Social Security Covered Compensation (as defined below) multiplied by 0.65%, such sum multiplied by Years of Credited Service, not to exceed 35 years. Accrued benefits under the prior formula used by the Company's Pension Trust are grandfathered as of December 31, 1993 for Non-Highly Compensated Employees and as of December 31, 1988 for Highly Compensated Employees.

               "Average Monthly Compensation" is defined as one-twelfth of the highest five consecutive years of total compensation. Social Security Covered Compensation is defined as the average of the Taxable Wage Base over the 35-year period ending with the year of the Social Security Normal Retirement (ages 65 - 67, depending on year of birth).

               Participants will receive reduced benefits on a life annuity basis with continuation of benefits to their spouses after death unless an optional form of benefit is selected. Preretirement death benefit coverage is also provided. A participant is 100% vested in his accrued benefits, as defined in the Pension Trust, upon such accrual. The Years of Credited Service as of December 31, 1995 of each of the individuals named in the Cash Compensation table herein are as follows:


                   J. Merrick Taggart................ 0 years
                   James W. Kennedy................. 20 years
                   M. Leo Hart....................... 4 years
                   Thomas D. Cunningham.............. 2 years
                   Stanley G. Mortimer III.......... 11 years
                   Harry R. Thompson................. 0 years
                   Leslie H. Green................... 5 years

               The following table shows annual pension benefits under the Pension Trust assuming retirement at age sixty-five in 1996, payable as a life annuity, in various remuneration and years of employment classifications. Note that the maximum allowable compensation for years beginning in 1994 is $150,000, so remuneration in excess of that amount is not shown. Some grandfathering of benefits earned at higher compensation levels is provided.

                  PENSION BENEFITS FOR 1995 RETIREES AT AGE 65


                                                 Years of   Service
                     ---------------------------------------------------------------------
Remuneration            15              20               25            30             35
- -------------           --              --               --            --             --
 50,000                7,061           9,415           11,769        14,123         16,476
 75,000               11,936          15,915           19,894        23,873         27,851
100,000               16,811          22,415           28,019        33,623         39,226
125,000               21,686          28,915           36,144        43,373         50,601
150,000               26,561          35,415           44,269        53,123         61,976


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


        Decisions regarding compensation of the Company's executives are generally made by the Stock Option and Compensation Committee (the "Compensation Committee") of the Company's Board of Directors. The Compensation Committee is comprised of Messrs. A. Clinton Allen, John V. Tunney and John Spencer. Each member of the Compensation Committee is a non-employee director.

        Pursuant to rules adopted by the Securities and Exchange Commission ("SEC") designed to enhance disclosure of companies' policies regarding executive compensation, set forth below is a report submitted by the members of the Compensation Committee addressing the Company's compensation policies for 1995 as they affected the Company's executive officers generally and, in particular, as they affected James W. Kennedy and M. Leo Hart, Co-Chief
Executive Officers of the Company until December 13, 1995, and J. Merrick Taggart, who was elected President of the Company on December 13, 1995.


               COMPENSATION POLICIES REGARDING EXECUTIVE OFFICERS

        The Compensation Committee's executive compensation policies are intended to provide competitive levels of compensation in order to attract and retain qualified executives, to recognize individual contributions to the successful achievement of the Company's business objectives, and to align managements' and shareholders' interests in the enhancement of shareholder value over the long term. Compensation paid to the Company's executive officers for 1995 consisted primarily of base annual salary and annual bonus. In addition, through the grant to the Company's executive officers of options to purchase shares of the Company's Common Stock, the Compensation Committee has utilized the Company's 1993 Stock Option Plan (the "1993 Stock Option Plan") and the Company's 1994 Stock Option Plan (the "1994 Stock Option Plan", and together with the 1993 Stock Option Plan, the "Option Plans") to provide long-term incentives to executive officers by enabling them to share in the future growth of the Company's business. The Company has also established a 401(k) Plan and a Pension Plan to assist it in retaining qualified executives.

        The Compensation Committee believes that the Company's executive officers should be compensated comparably with executive officers of other publicly held companies engaged in the business of importing, distributing, developing, selling and marketing consumer and professional products. The Compensation Committee also believes that the Company competes with such organizations for qualified executives and is therefore required to adopt competitive salary structures. In setting compensation, the Committee considers on an informal basis compensation paid by other corporations in businesses similar to the Company, as well as the individual contributions to the Company which each of the executives has made and could be expected to make in the future and such other factors as the compensation committee may deem relevant at the time of making such determinations.

        Base salaries for the Company's executive officers are determined by the Compensation Committee on an annual basis. In setting such base salaries, the Compensation Committee considered the factors set forth in the preceding paragraph. In the case of certain executives, the Committee considered and approved the purchase of split dollar life insurance as compensation to such executives in lieu of the cash compensation the Committee might otherwise have awarded to such executives.

        While the Committee considers objectively measurable performance criteria such as profitability, revenue growth, return on equity, market share and operating budget performance in determining annual bonuses, the Committee believes that relying solely on such criteria may tend to stress short term performance at the cost of long term growth. Instead, the Committee's decisions as to annual bonuses are based primarily on the Committee's informal evaluation of subjective criteria of individual performance. Such subjective performance criteria encompass evaluation of overall contribution to achievement of the Company's business objectives, managerial ability, and the executive officer's performance in any special projects that the officer may have undertaken. The Committee evaluated performance under these subjective criteria and determined the amount of the executive officers' 1995 annual bonuses at the end of 1995 after informal discussions with other members of the Board of Directors. The Committee considered primarily the part played by the Company's executive officers in the accomplishments of the Company in 1995, including the performance of the Company in the areas of sales and earnings in light of economic, market and other conditions influencing those factors; and the development and introduction of new products.

        The Compensation Committee believes that stock-based performance compensation arrangements are beneficial in aligning managements' and shareholders' interests in the enhancement of shareholder value over the long-term. Thus, the Committee has utilized the Company's Stock Option Plans as an element in the Company's compensation packages for its executive officers. Options granted to executive officers pursuant to the Stock Option Plans have had exercise prices equal to the market price of the Company's Common Stock on the date the options were granted, typically vest over a three-year period, and, with limited exceptions, are exercisable only during an executive officer's tenure with the Company and for a specified period thereafter. Thus, amounts which may be realized by an executive officer upon exercise of options result directly from appreciation in the Company's stock price during the particular executive officer's tenure with the Company.

        The Company's 401(k) Plan is a broad-based employee benefit plan in which the executive officers are permitted to participate on the same terms as non-executive employees who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plan. The Company matches the contributions of participating employees, including executive officers, up to a certain level determined by the Board of Directors. Except to the extent that participants elect to invest their individual accounts in the Company's Common Stock, benefits under the 401(k) Plan are not tied to Company performance.


                  1995 COMPENSATION OF CHIEF EXECUTIVE OFFICERS

        The SEC regulations require the Compensation Committee to disclose the Committee's bases for compensation reported for Messrs. Taggart, Kennedy and Hart in 1995 and to discuss the relationship between such compensation and the Company's performance during the last fiscal year.

        The Compensation Committee's decisions with respect to 1995 compensation paid to each of Messrs. Taggart, Kennedy and Hart were based on the factors discussed above applicable to all of the Company's executive officers. The subjective factors considered in determining 1995 annual compensation for Mr. Kennedy and Mr. Hart included their overall leadership of the Company and their contribution to the financial performance of the Company during 1995 and during their years of service as Chief Executive Officers of the Company.

SUBMITTED BY THE STOCK OPTION AND COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS:

A. Clinton Allen             John Spencer                        John V. Tunney


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        In 1995, the Compensation Committee was comprised of A. Clinton Allen, John V. Tunney and John Spencer. None of these individuals is an officer or employee of the Company or any of its subsidiaries.



                                PERFORMANCE GRAPH

        The graph below compares the cumulative total shareholder return over a five-year period of the Company's Common Stock to that of the Russell 2000, a broad market index, and the following companies, which Forschner believes constitute a reasonable peer group by virtue of the fact that the primary business of each is the marketing and distributing of consumer and other products: Anthony Industries, Inc., A. T. Cross Company, Bell Industries, Inc., Fossil, Inc., Johnson Worldwide Associates, Inc., Jostens, Inc., Moore Handley, Inc., North American Watch Corporation and The Timberland Company.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
             FORSCHNER GROUP INC, RUSSELL 2000 INDEX AND PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/95)


                         1990     1991     1992     1993     1994      1995
FORSCHNER GROUP INC    $100.00   $187.50  $208.33  $254.17  $208.33   $206.25

Russell 2000 Index     $100.00   $146.05  $172.94  $205.64  $201.56   $258.89

Peer Group             $100.00   $111.56  $ 98.29  $110.74  $ 91.26   $109.29


Assumes $100 invested at the close of trading 12/90 in FORSCHNER GROUP INC common stock, Russell 2000 Index, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

                                 PROPOSAL NO. 2


                   PROPOSAL TO CHANGE THE NAME OF THE COMPANY


        On February 15, 1996, the Board of Directors authorized, subject to stockholder approval, an amendment to ARTICLE FIRST of the Company's Certificate of Incorporation to change the name of the Company to Swiss Army Brands, Inc. The Board of Directors recommends the proposed new name as more accurately conveying the range of products sold by the Company. The Company has expanded beyond its origins in the professional cutlery business, in which the Forschner name has historically been utilized, and for a number of years has been importing and distributing Swiss Army(R) Brand Watches and other products and intends to explore the expansion of the Swiss Army name into other product areas. As the Forschner name is now used by the Company only to identify a portion of its professional cutlery products, the Board of Directors believes that the name Swiss Army Brands, Inc. will enable consumers to more easily identify the Company with its products and will provide marketing benefits to the Company.


                           VOTE REQUIRED FOR APPROVAL

        The proposed amendment to the Certificate of Incorporation to change the name of the Company to Swiss Army Brands, Inc. requires the affirmative vote of a majority of the outstanding shares of Common Stock.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Board of Directors recommends a vote FOR approval of the Amendment.

                                 PROPOSAL NO. 3


                       PROPOSAL TO APPROVE THE ADOPTION OF
                THE FORSCHNER GROUP, INC. 1996 STOCK OPTION PLAN


        On February 15, 1996, the Board of Directors adopted the 1996 Stock Option Plan (the "1996 Plan") subject to stockholder approval.

        The purpose of the 1996 Plan is to enable directors, officers and employees of the Company to acquire or increase their ownership interest in the Company, thereby increasing their motivation to forward the Company's growth and success. The Board also believes that the 1996 Plan will aid the Company in its efforts to attract and retain directors, officers and employees with the abilities necessary to enhance the future prospects of the Company.

        The 1996 Plan authorizes the grant of stock options to purchase an aggregate of 1,000,000 shares of Common Stock to employees, including officers and members of the Board of Directors of the Company, a total of approximately 216 individuals, as well as to other persons and entities who have been or may be in a position to benefit the Company.

        A copy of the 1996 Plan, as proposed, is attached as Annex A to this Proxy Statement, and the following description of the 1996 Plan is qualified in its entirety by reference to the full text of the 1996 Plan.

        The 1996 Plan provides for the grant of options to purchase Common Stock to employees, officers, and members of the Board of Directors of the Company and to other persons and entities that have been or may be in a position to benefit the Company. Options issued may be either incentive stock options ("Incentive Options") within the meaning of Section 422 of the Code or options which are not Incentive Options ("Non-incentive Options"). Incentive Options may only be issued to employees of the Company.

        The Plan shall be administered by the Stock Option and Compensation Committee (the "Committee"). The Committee shall determine the persons or entities to whom Options will be granted, the number of shares subject to each Option granted and the exercise price of such options. As to employees of the Company, the Plan provides that no optionee shall be granted in any calendar year options to purchase more than 250,000 shares of Common Stock. The Plan also provides that during the first year of the Plan options covering no more than 333,333 shares of Common Stock shall be granted under the Plan and that by the end of the second full year following adoption of the Plan options covering no more than 666,666 shares of Common Stock in the aggregate shall have been granted under the Plan.

        Each Option shall terminate no later than ten years from the date of grant. The exercise price at which the shares may be purchased ("Exercise Price") may, at the discretion of the Committee, be less than the fair market value of shares of Common Stock at the time the Option is granted, but in no event shall the Exercise Price be less than the par value of the shares of Common Stock. Options may be exercised at such times and in such parts as may be specified by the Committee in each option agreement within ten years from the date such Option is granted (the "Option Period"), and, in respect of employees of the Company, may only be exercised while an Option holder is employed by the Company or one of its subsidiaries or within a period of six months, in the case of Non-incentive Options, or 30 days, in the case of Incentive Options, following the termination of the Option holder's employment with Forschner, to the extent that the right to exercise such Options has vested on the date of such termination. The Committee shall in each case determine all other terms and conditions of the Option.

        The Company may utilize the 1996 Plan to grant substantial options with exercise prices below fair market value to persons or corporations in exchange for consulting and other services rendered to the Company. Such recipients may include persons who are also officers and directors of the Company and corporations controlled by such persons.

        The Exercise Price of the shares to be purchased pursuant to each Option shall be paid (i) in full in cash, (ii) by surrender of shares of Common Stock owned by the optionee at the time of the exercise of the Option with a value equal to the Exercise Price, or (iii) if permitted by law and consented to by the Company, by directing the Company to deliver the shares subject to exercise to a broker who shall pay the Exercise Price to the Company in full by cash or check.

        The aggregate fair market value (at the date of the grant) of the Common Stock with respect to which Incentive Options are first exercisable during any calendar year under all stock option plans of the Company cannot exceed $100,000. There is no comparable limit applicable to the receipt of Non-incentive Options.

        The Committee has the power to amend the 1996 Plan from time to time in such respects as it deems advisable, except that the Committee may not, without the approval of the stockholders (i) change the total number of shares which may issued and sold pursuant to Options, (ii) change the class of employees eligible to receive Options, (iii) decrease the minimum Exercise Price, (iv) extend the period during which an Option may be granted or exercised beyond the maximum period specified, or (v) withdraw the authority to administer the 1996 Plan from the Committee. The 1996 Plan, by its terms, will terminate ten years from the date of adoption by the Committee. In addition, the 1996 Plan may be terminated at any time by the Board of Directors.

        No options have been granted under the 1996 Plan.




        The closing price of the Common Stock on March 29, 1996 was $14.125 as reported by NASDAQ.





                FEDERAL INCOME TAX CONSEQUENCES OF THE 1996 PLAN

        The Company believes that under present Federal tax laws the grant of an Option will create no tax consequences for an Option holder or the Company. The Option holder will generally have no taxable income upon exercising an Incentive Option (except that the alternative minimum tax may apply), and the Company will receive no deduction when an Incentive Option is exercised. The Option holder will generally have no taxable income even if shares are applied in payment of the exercise price of an Incentive Option, unless such shares were acquired by exercise of an Incentive Option and are applied in payment of the exercise price before the applicable Incentive Option holding periods have been satisfied. The Option holder must recognize a specified amount of ordinary income with respect to the exercise of a Non-incentive Option, and the Company (or its subsidiaries) will generally be entitled to a deduction for the same amount. Option holders who utilize shares in payment of the exercise price of a Non-incentive Option will generally not recognize gain or loss to the extent that on the date of payment the fair market value of the shares received is equal to the fair market value of the shares surrendered. The tax treatment to an Option holder of a disposition of shares acquired under the Plan depends on whether the shares were acquired by exercising an Incentive Option or a Non-incentive Option, and whether shares were used in payment of the exercise price. Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired under an Option except that the Company (or its subsidiaries) will be entitled to a deduction in the case of a disposition of shares acquired under an Incentive Option before the applicable Incentive Option holding periods have been satisfied. Under certain circumstances, issuance of stock options with an exercise price substantially below fair market value or stock options that are transferable may result in tax consequences different from those discussed above.

        The 1996 Plan is designed to enable the Company to grant options which meet the requirements of Section 162(m) of the Code, enacted as part of the 1993 Omnibus Budget Reconciliation Act. Section 162(m) limits to $1 million per year the federal income tax deduction available to public companies for compensation paid to its chief executive officer and its four other highest paid executive officers, unless that compensation qualifies for certain "performance-based" exceptions provided for in that section. Included within the $1 million limit is the deduction otherwise available on the exercise of options, to the extent such options are granted after February 17, 1993, unless the options are granted under a stock option plan that meets the requirements for "performance-based" compensation set forth in Section 162(m) of the Code. Such requirements include that the plan be administered by a committee of "outside directors" (as defined in Section 162(m)), that the plan include a limitation on the amount of options that can be granted to an executive during a specified period and that the options be issued with an exercise price of no less than fair market value. Options issued under the 1996 Plan should meet these requirements provided they are issued with an exercise price of no less than fair market value.


                           VOTE REQUIRED FOR APPROVAL

        The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting is necessary for the approval of the 1996 Plan.


                    RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Board of Directors recommends a vote FOR approval of the 1996 Plan.


                              CERTAIN TRANSACTIONS


        Messrs. Louis Marx, Jr., Chairman of the Company's Management Committee, and a Director of the Company, and Stanley R. Rawn Jr., Senior Managing Director and a Director of the Company, devoted considerable time and attention to the affairs of the Company during 1995. During 1995 Messrs. Marx and Rawn were principally compensated, through split dollar insurance on their lives, a method which allows the Company to recover, without interest, all premiums paid on the death of the insured and which has substantially lower earnings impact over the years than would similar amounts paid as cash compensation. Specifically, the Company has purchased split dollar life insurance payable on the death of Mr. Marx, some of which is payable on the later to die of Mr. Marx and his wife, and split dollar life insurance payable on the death of Mr. Rawn. Under these arrangements the Company will pay approximately $2,492,000 over the course of the next 14 years as premiums under the policies for Mr. Marx and approximately $1,425,000 over the course of the next six years under the policy for Mr. Rawn (in each case including amounts paid through the first fiscal quarter of 1996), and will be reimbursed, without interest, for all of the premiums that it has paid upon the death of the respective insured. The actual premiums to be paid may be higher than estimated depending upon the performance of the insurance company's investments and other factors. Pursuant to the terms of life insurance agreements entered into with each of Messrs. Marx and Rawn, Forschner shall continue to be obligated to pay these premiums during the insured's employment with the Company and in the event of the termination of such employment for any reason, unless the insured willfully and materially breaches the terms of a consulting agreement between him and Forschner and such breach continues for 30 days after written notice. Under the terms of such consulting agreements, each of Messrs. Marx and Rawn is to be engaged as a consultant immediately following the termination of his employment with Forschner and, in such event, shall receive such compensation as shall be fair under the circumstances. Mr. Marx has been so engaged as a consultant to the Company since February 15, 1995, the date on which he ceased to serve as Chairman of the Company's Executive Committee. The consulting agreements may be terminated by Forschner upon thirty days notice. In 1995, the Company paid an aggregate of $635,098 in premiums on the policies pertaining to Mr. Marx (of which $105,000 pertained to 1994 premiums) and $552,650 in premiums on the policy pertaining to Mr. Rawn (of which $237,500 pertained to 1994 premiums). There will be a small, negative earnings impact in the early years of the policies on Messrs. Marx's and Rawn's lives, and an increasingly positive impact on earnings in the later years.

        In July 1994, Forschner entered into a Services Agreement with Brae Group, Inc. ("Brae") which beneficially owns 34.5% of the outstanding Common Stock and in which Louis Marx, Jr., a Director of Forschner, has a controlling interest, and in which Victorinox Cutlery Company ("Victorinox"), a key supplier and beneficial owner of approximately 10% of the outstanding Common Stock, has a non-controlling stock interest. Mr. M. Leo Hart, a director of Forschner, is Chief Executive Officer of Brae. Under the Services Agreement, Brae is to provide various services to Forschner for a period of four years relating to maintaining, enhancing and expanding Forschner's relationship with Victorinox. In exchange for these services, Brae received an option to purchase 500,000 shares of Forschner's Common Stock at the then current market price of $10.75 per share. The option is fully vested and can be exercised for ten years from the date of the Services Agreement.

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




        The Company loaned to Mr. James W. Kennedy, a Director of the Company, a total of $87,500. The loan bore interest at the prime rate and was paid in full, together with accrued interest, on January 3, 1996.

        An existing Company policy authorizes Forschner to compensate, in the form of a commission of up to 3% of net sales for up to three years, non-employees for their direct role in introducing significant new customers to the Company. In 1995 Forschner paid to Louis Marx III, a son of Louis Marx, Jr. and a brother of Lindsay Marx, both Directors of the Company, $107,533, representing one half of a 3% commission on net sales to Cyrk, a customer introduced to Forschner by Mr. Marx.

        Simmons Outdoor Corporation ("Simmons"), in which Forschner owned 655,000 shares of common stock (approximately 20% of the issued and outstanding shares) until December 19, 1995, sells Victorinox Original Swiss Army Knives purchased from Forschner to selected sporting goods distributors. In 1995, Forschner's sales to Simmons were approximately $296,000. Forschner's 1995 purchases from Simmons of optical products for sale to Forschner's Corporate Markets customers totaled $387,000 in 1995. Both sales and purchases of products are on an arm's length basis. Herbert M. Friedman, a Director of Forschner, also served on the Board of Directors of Simmons until December 19, 1995.

        In June 1994, the Company received 75,299 newly issued shares of the Series A Preferred Stock of Forschner Enterprises, Inc. (n/k/a Victory Capital
LLC) in exchange for all of the Company's shares of Tigera Group, Inc., a publicly traded company. The Company currently holds approximately 20.3% of the outstanding equity units of Victory. Louis Marx, Jr., a Director of Forschner, is Co-Chairman and a director of Victory. Stanley R. Rawn, Jr., Senior Managing Director and a Director of Forschner, and A. Clinton Allen, Herbert M. Friedman,
M. Leo Hart and Eric M. Reynolds, Directors of Forschner, also serve as Victory's directors.

        In 1995, Forschner paid $432,000 for legal services rendered by the law firm of Zimet, Haines, Friedman & Kaplan, of which Mr. Herbert M. Friedman, a Director of the Company, is a partner.

        Keith R. Lively, a Director of the Company, served as a consultant to the Company from January, 1995 to December 31, 1995, for a fee of $10,000 per month, in respect of the Company's acquisition program and other matters.

        Peter W. Gilson, Chairman of the Executive Committee and a Director of the Company, is an employee of the Company and was compensated by the Company at the rate of $150,000 per year in 1995.

        It is anticipated that Lahinch Group, Inc., of which Mr. James W. Kennedy, a director of Forschner, is president, director and a significant stockholder, and of which Mr. Louis Marx, Jr. and Victorinox Cutlery Company are investors, will purchase from Forschner products for resale to the golf oriented channel of trade beginning in 1996.

        During 1995, the Company purchased shares of common stock of SweetWater, a publicly traded company which manufactures and markets portable water filtration systems, for the aggregate purchase price of $1,837,000, raising the Company's percentage ownership of SweetWater to 38%. Mr. Eric M. Reynolds, a director of Forschner, is the Chief Executive Officer of SweetWater and Mr. Peter W. Gilson, Chairman of the Executive Committee, and Messrs. A. Clinton Allen and Thomas A. Barron, directors of the Company, are directors of SweetWater.

        During 1995, the Company purchased 5,160 shares of common stock, representing a 19% interest, of Omar Torres, Inc. ("Omar"), a privately held company in the business of designing and marketing jewelry, at $100 per share and purchased an 8% convertible note of Omar for $284,000. Victory then owned approximately 69% Omar's outstanding stock. In March 1996 Brae, a shareholder of Omar at the time of the Company's purchase, bought an additional 4,000 shares of Omar at the same purchase price per share previously paid by the Company, thus reducing the Company's and Victory's percentage interest in Omar. Brae, which is controlled by Mr. Louis Marx, Jr., a director of the Company, and in which Victorinox also holds an interest, is an equity holder in Victory.

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



        Victorinox Cutlery Company owns approximately 10% of the outstanding Common Stock and is the supplier to the Company of Swiss Army Knives, professional cutlery products and Victorinox Watches. During the year ended December 31, 1995, Forschner made payments for Victorinox products in aggregate amount of approximately $39,676,000.


             The Forschner Group, Inc. Charitable Insurance Program

        Forschner recognizes its responsibility to the communities in which its products are sold and the importance of charitable organizations to the country at large. The Company is also aware of the benefits to commercial good will resulting from the proper discharge of its responsibilities. In order to further these objectives, the Company instituted its Charitable Insurance Program. This program allows Forschner to provide the maximum assistance to numerous charities by utilizing tax provisions intended to encourage such activities, and to eventually recover, without interest, all amounts expended.

        Under the Company's Charitable Insurance Program (the "Program"), adopted by the Company's Board of Directors in 1993, the Company will utilize insurance on the lives of each of its directors and other designated persons (the "Insured Directors") to fulfill charitable pledges to the Victorinox-Swiss Army Knife Foundation (the "Foundation") and to charities recommended by the Insured Directors. The Company previously purchased life insurance on one of the Company's then Co-Chairmen and designated the Foundation as a beneficiary of a portion of the proceeds, subject to the Company's right to revoke such designation.

        The Program enables the Company to make a meaningful commitment to the Victorinox-Swiss Army Knife Foundation, as well as a broad range of charities benefiting our communities. The Company anticipates that it will be able to make substantial contributions in the future to these charities at a minimal cost to the Company.


        The Victorinox-Swiss Army Knife Foundation is a tax-exempt private foundation, funded primarily by contributions from Forschner and Victorinox. It was organized in December, 1992 for general charitable purposes, including the improvement of the welfare of underprivileged children (and others) through the encouragement of organized athletic activities, including those sports in which an underprivileged child would not ordinarily participate. Louis Marx, Jr., a director of the Company, is President and a director of the Foundation. Stanley
R. Rawn, Jr., Senior Managing Director and a director of the Company, and Herbert M. Friedman, M. Leo Hart and John Spencer, directors of the Company, are directors of the Foundation.


        The Company is the owner and beneficiary of the policies, with the right to borrow against them, and will receive the proceeds upon the death of each Insured. The proceeds will not be legally segregated from the Company's general funds and will remain subject to claims of the Company's creditors. Upon the death of an Insured Director, the Company will retain a share of the insurance proceeds equal to the cumulative premiums paid by the Company for the policy on that Insured Director's life. One half of the remaining amount will be used to fulfill a pledge to the Foundation and the other half will be used to fulfill pledges to tax-exempt charities recommended by Insured Directors and approved by the Board.

        Generally, the Company will be bound to continue to pay all premiums on the policy for the life of the Insured or, in the case of Mr. Marx, as long as he is an officer or Board member or agrees to serve as a consultant to the Company.

        Generally, there will be a small, negative impact on earnings through 1998, and an increasingly positive impact on earnings after 1998 as the cash surrender value of the insurance increases.

        If a director were to leave the Company prior to the time when the cash surrender value of the policy exceeds the aggregate premiums, and the Company received no further substantial benefit from his or her services, the obligation to pay future premiums would result in a charge to earnings at the time he or she left. The charge to earnings for 1995 with respect to directors who left the Company in 1995 is insignificant.

        The Company would not be entitled to a tax deduction, nor would the Company realize income for regular income tax purposes, at the time the policy is obtained nor as premiums are paid. Upon the death of the director (when the policy matures and the insurance proceeds are paid) the Company would not realize income for "regular" income tax purposes, but the Company might be subject to alternative minimum tax ("AMT") on a portion of the receipts from the policy. Upon the making of the cash contribution following the death of the insured director, the Company would be entitled to a deduction. Since the Company is entitled to claim as charitable deductions only 10% of its taxable income in any year, the extent of the utilization of this deduction would depend upon income. These deductions may be carried forward for a period of five years.


                                    AUDITORS

        The Board of Directors has selected Arthur Andersen LLP, Certified Public Accountants, as independent public accountants to audit the books and records of the Company at the close of the fiscal year ending December 31, 1996. A representative of Arthur Andersen LLP, is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if he or she desires to do so, and to respond to appropriate questions.


                              STOCKHOLDER PROPOSALS

        Stockholder proposals intended to be presented at the next Annual Meeting of Stockholders, to be held in 1997, must be received by the Company at One Research Drive, Shelton, Connecticut 06484 by December 20, 1996 to be included in the proxy statement and form of proxy relating to that meeting.


                                OTHER INFORMATION

        The solicitation of Proxies in the accompanying form will be made at the Company's expense, primarily by mail and through brokerage and banking firms holding shares in their own names for customers.

        A COPY OF FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER OF THE COMPANY ON WRITTEN REQUEST TO THE OFFICE OF THE SECRETARY, THE FORSCHNER GROUP, INC., P.O. BOX 874, SHELTON, CONNECTICUT 06484-0874.

        The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the meeting. If, however, any other matters properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

                                        By Order of the Board of Directors.



                                    /s/ THOMAS M. LUPINSKI
                                        THOMAS M. LUPINSKI, Secretary



Dated:  Shelton, Connecticut
        April 16, 1996

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



                                                                         ANNEX A



                             1996 STOCK OPTION PLAN
                            THE FORSCHNER GROUP, INC.



        SECTION 1. Establishment. There is hereby established the 1996 Stock Option Plan (this "Plan"), pursuant to which officers, directors and key employees of THE FORSCHNER GROUP, INC. (hereinafter the "Company") and its subsidiaries, and persons or entities who have been or may be in a position to benefit the Company, may be granted options to purchase shares of common stock of the Company, par value $.10 per share ("Common Stock"), and thereby share in the future growth of the business. The subsidiaries of the Company included in this Plan (the "Subsidiaries") shall be any subsidiary of the Company as defined in Section 424 of the Internal Revenue Code of 1986, as amended (the "Code").

        SECTION 2. Status of Options. The options which may be granted pursuant to this Plan will constitute either incentive stock options within the meaning of Section 422 of the Code ("Incentive Stock Options") or options which are not Incentive Stock Options ("Non-incentive Stock Options"). Incentive Stock Options and Non-incentive Stock Options shall be collectively referred to herein as options.

        SECTION 3. Eligibility. All employees and members of the Board of Directors of the Company or any of its Subsidiaries (including officers), and any persons or entities who have been or may be in a position to benefit the Company, shall be eligible to be granted Non-incentive Stock Options to purchase shares of Common Stock under this Plan. All employees of the Company or any of its Subsidiaries who are employed at the time of adoption of this Plan or thereafter shall be eligible to receive grants of Incentive Stock Options pursuant to this Plan.

        SECTION 4. Number of Shares covered by Options; No Preemptive Rights. The total number of shares which may be issued and sold pursuant to options granted under this Plan shall be 1,000,000 shares of Common Stock (or the number and kind of shares of stock or other securities which, in accordance with
Section 8 of this Plan, shall be substituted for such shares of Common Stock or to which said shares shall be adjusted; hereinafter, all references to shares of Common Stock are deemed to be references to said shares or shares so adjusted). The issuance of said shares shall be free from any preemptive or preferential right of subscription or purchase on the part of any stockholder. If any outstanding option granted under this Plan expires or is terminated, for any reason, the shares of Common Stock subject to the unexercised portion of such option will again be available for options issued under this Plan.

        SECTION 5.  Administration.

               (a) This Plan shall be administered by the committee (the "Committee") referred to in paragraph (b) of this Section. Subject to the express provisions of this Plan, the Committee shall have complete authority, in its discretion, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of the respective option agreements (which need not be identical), to determine to whom, the times and the prices at which options shall be granted, the option periods, the number of shares of the Common Stock to be subject to each option and whether each option shall be an Incentive Stock Option or a Non-incentive Stock Option, and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that from the date of approval of the Plan by the stockholders of the Company to the first anniversary of such date options to purchase no more than 333,333 shares of Common Stock shall be granted under the Plan and from the date of approval of the Plan to the second anniversary of such date options to purchase no more than 666,666 shares of Common Stock in the aggregate shall be granted under the Plan. Each option shall be clearly identified at the time of grant as to its status as an Incentive Stock Option or Non-incentive Stock Option. In making such determinations, the Committee may take into account the nature of the services rendered by the respective individuals or entities, their present and potential contributions to the success of the Company and such other factors as the Committee, in its discretion, shall deem relevant. The Committee's determination on all of the matters referred to in this Section 5 shall be conclusive.

               (b) The Committee shall consist of from two (2) to five (5) individuals who are "outside directors" within the meaning of section 162(m) of the Code and applicable interpretive authority thereunder. The Committee shall be appointed by the Board, which may at any time and from time to time, remove any member of the Committee, with or without cause, appoint additional members to the Committee and fill vacancies, however caused, in the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held. Nothing contained in this Plan shall be deemed to give any individual or entity any right to be granted an option to purchase shares of Common Stock except to the extent and upon such terms and conditions as may be determined by the Committee.

        SECTION 6. Terms of Options. Each option granted under this Plan shall be evidenced by a Stock Option Agreement which shall be executed by the Company and by the person or entity to whom such option is granted, and shall be subject to the following terms and conditions:

               (a) The price at which shares of Common Stock covered by each option may be purchased pursuant thereto shall be determined in each case on the date of grant by the Committee, but shall be an amount not less than the par value of such shares. In the case of Incentive Stock Options, the price at which shares of Common Stock covered by each Incentive Stock Option may be purchased pursuant thereto shall be an amount not less than the fair market value of shares of Common Stock at the time the Incentive Stock Option is granted. For purposes of this Section, the fair market value of shares of Common Stock on any day shall be (i) in the event the Common Stock is not publicly traded, the fair market value on such day as determined in good faith by the Committee or (ii) in the event the Common Stock is publicly traded, the last sale price of a share of stock as reported by the principal quotation service on which the Common Stock is listed, or, if last sale prices are not reported with respect to the Common Stock, the mean of the high bid and low asked price of a share of Common Stock as reported by such principal quotation service, or, if there is no such report by such quotation service for such day, such fair market value shall be the average of (i) the last sale price (or, if last sale prices are not reported with respect to the Common Stock, the mean of the high bid and low asked prices) on the day next preceding such day for which there was a report and (ii) the last sale price (or, if last sale prices are not reported with respect to the Common Stock, the mean of the high bid and low asked prices) on the day next succeeding such day for which there was a report, or as otherwise determined by the Committee in its discretion pursuant to any reasonable method contemplated by Section 422 of the Code and any treasury regulations issued pursuant to that Section.

               (b) The option price of the shares to be purchased pursuant to each option shall be paid in full in cash, or by delivery (i.e. surrender) of shares of Common Stock of the Company then owned by the optionee at the time of the exercise of the option. Shares of Common Stock so delivered will be valued on the day of delivery for the purpose of determining the extent to which the option price has been paid thereby, in the same manner as provided in paragraph
(a) of this Section, or as otherwise determined by the Committee, in its discretion, pursuant to any reasonable method contemplated by Section 422 of the Code and any treasury regulations issued pursuant to that section.

               (c) Each Stock Option Agreement shall provide that such option may be exercised by the optionee, in such parts and at such times, as may be specified in such Agreement, within a period not exceeding ten years after the date on which the option is granted (hereinafter called the "option period") and, in any event, in the case of employees of the Company, only during the continuance of the optionee's employment by the Company or any of its Subsidiaries or, in the case of Incentive Stock Options, during the period of thirty days after the termination of such employment to the extent that the right to exercise such options had accrued at the date of such termination or, in the case of Non-incentive Stock Options, during the period of six months after the termination of such employment to the extent that the right to exercise such options had accrued at the date of such termination; provided, however, that if options as to 100 or more shares are held by an optionee, then such options may not be exercised for less than 100 shares at any one time, and if options for less than 100 shares are held by an optionee, then options for all such shares must be exercised at one time; and provided, further, that, if the optionee shall die within the option period, the option may be exercised, to the extent specified in such Stock Option Agreement, and as herein provided, but only prior to the first to occur of:


               (i) the expiration of the period of one year after the date of the optionee's death, or

               (ii) the expiration of the option period, by the person or persons entitled to do so under the optionee's will, or, if the optionee shall fail to make testamentary disposition of said option, or shall die intestate, by the optionee's legal representative or representatives.

               (d) In the discretion of the Committee, a single Stock Option Agreement may include both Incentive Stock Options and Non-Incentive Stock Options, or those options may be included in separate Stock Option Agreements.

               (e) Unless otherwise determined by the Committee with respect to options that are not Incentive Stock Options, each option granted under this Plan shall by its terms be non-transferable by the optionee except by will or by the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee.

               (f) Notwithstanding the foregoing, if an Incentive Stock Option is granted to a person at any time when such person owns, within the meaning of
Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the employer corporation (or a parent or subsidiary of such corporation within the meaning of Section 424 of the Code) the price at which each share of Common Stock covered by such option may be purchased pursuant to such option shall not be less than 110% of the fair market value (determined as in paragraph (a) of this Section) of the shares of Common Stock at the time the option is granted, and such option must be exercised within a period specified in the Stock Option Agreement relating to such options which does not exceed five years after the date on which such option is granted.

               (g) Each Stock Option Agreement entered into pursuant hereto may contain such other terms, provisions and conditions not inconsistent herewith as shall be determined by the Committee including, without limitation, provisions
(i) requiring the giving of satisfactory assurances by the optionee that the shares are purchased for investment and not with a view to resale in connection with a distribution of such shares, and will not be transferred in violation of applicable securities laws, (ii) restricting the transferability of such shares during a specified period and (iii) requiring the resale of such shares to the Company at the option price if the employment of the optionee terminates prior to a specified time.

        SECTION 7.  Limit on Option Amount.

               (a) Notwithstanding any provision contained herein, the aggregate fair market value (determined under Section 6(a) as of the time such Incentive Stock Options are granted) of the Common Stock with respect to which Incentive Stock Options are first exercisable by any employee during any calendar year (under all stock option plans of the employee's employer corporation and its parent and subsidiary corporation within the meaning of Section 424 of the Code) shall not exceed $100,000. The limit in this paragraph shall not apply to options which are designated as Non-incentive Stock Options, and, except as otherwise provided herein, there shall be no limit on the amount of such options which may be first exercisable in any year.

               (b) Notwithstanding any provision contained herein, grants of options under this Plan in any calendar year to any one optionee who is an employee of the Company shall be limited to options to purchase no more than 250,000 shares of common stock.






        SECTION 8. Adjustment of Number of Shares. In the event that a dividend shall be declared upon the shares of Common Stock payable in shares of Common Stock, the number of shares of Common Stock then subject to any option granted hereunder and the number of shares issuable pursuant to this Plan but not yet covered by an option, shall be adjusted by adding to each of such shares the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of Common Stock subject to any such option and for each share of Common Stock issuable pursuant to the Plan but not yet covered by an option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged; provided, however, that in the event that such change or exchange results from a merger or consolidation, and in the judgment of the Committee such substitution cannot be effected or would be inappropriate, or if the Company shall sell all or substantially all of its assets, the Company shall use reasonable efforts to effect some other adjustment of each then outstanding option which the Committee, in its sole discretion, shall deem equitable. In the event that there shall be any change, other than as specified above in this
Section 8, in the number or kind of outstanding shares of Common Stock or of any stock or other securities into which such shares of Common Stock shall have been changed or for which they shall have been exchanged, then, if the Committee shall determine that such change equitably requires an adjustment in the number or kind of shares theretofore issuable pursuant to the Plan but not yet covered by an option and of the shares then subject to an option or options, such adjustment shall be made by the Committee and shall be effective and binding for all purposes of this Plan and of each Stock Option Agreement. Notwithstanding the foregoing, if any adjustment in the number of shares which may be issued and sold pursuant to options is required by the Code or regulations promulgated thereunder to be approved by the stockholders in order to enable the Company to issue Incentive Stock Options pursuant to this Plan, then no such adjustment shall be made without the approval of the stockholders. In the case of any such substitution or adjustment as provided for in this Section, the option price in each Stock Option Agreement for each share covered thereby prior to such substitution or adjustment will be the total option price for all shares of stock or other securities which shall have been substituted for each such share or to which such share shall have been adjusted pursuant to this Section 8. No adjustment or substitution provided for in this Section 8 shall require the Company, in any Stock Option Agreement, to sell a fractional share, and the total substitution or adjustment with respect to each Stock Option Agreement shall be limited accordingly. Notwithstanding the foregoing, in the case of Incentive Stock Options, if the effect of the adjustments or substitution is to cause the option to fail to continue to qualify as an Incentive Stock Option or to cause a modification, extension or renewal of such option within the meaning of Section 424 of the Code, the Committee shall use reasonable efforts to effect such other adjustment of each then outstanding option as the Committee, in its sole discretion, shall deem equitable.



        SECTION 9. Amendments. This Plan may be amended from time to time by vote of the Committee; provided, however, that no amendment which shall (i) change the total number of shares which may be issued and sold pursuant to options granted under this Plan, (ii) change the designation of the class of employees eligible to receive Incentive Stock Options or the class of individuals or entities eligible to receive Non-incentive Stock Options, (iii) decrease the minimum option price stated in Section 6(a) of this Plan, (iv) extend the period during which an option may be granted to exercised beyond the maximum period specified in this Plan or (v) withdraw the authority to administer this Plan from the Committee, shall be effective without the approval of the stockholders. Notwithstanding the foregoing, the Plan may be amended by the Committee to incorporate or conform to requirements imposed by any amendments made to the Code or regulations promulgated thereunder which the Committee deems to be necessary or desirable to preserve (a) incentive stock option status for outstanding Incentive Stock Options and the ability to issue Incentive Stock Options pursuant to this Plan, and (b) the deductibility by the Company pursuant to Section 162(m) of the Code of amounts taxed to Plan participants as ordinary compensation income.

        SECTION 10. Termination. This Plan shall terminate on, and no additional options shall be granted after, ten years from the date the Plan is adopted by the Committee. In addition, the Plan may be terminated at any time by a vote of the Board of Directors.

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                                                                    APPENDIX 1
                             PROXY CARD

[x]   PLEASE MARK VOTES
      AS IN THIS EXAMPLE

                                  PROXY SOLICITED BY
                                   BOARD OF DIRECTORS
                                 FOR THE ANNUAL MEETING
                                     OF STOCKHOLDERS
                                      MAY 16, 1996


                           THE FORSCHNER GROUP, INC.

       PLEASE BE SURE TO SIGN AND DATE         DATE
        THIS PROXY IN THE BOX BELOW.

                  SIGNATURE                    SIGNATURE

 THE UNDERSIGNED HEREBY APPOINTS J. MERRICK TAGGART, THOMAS D. CUNNINGHAM, AND THOMAS M. LUPINSKI, AND EACH OF THEM, WITH POWER OF SUBSTITUTION TO EACH, AS THE PROXIES AND ATTORNEYS OF THE UNDERSIGNED TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE ANNUAL MEETING OF STOCKHOLDERS OF THE FORSCHNER GROUP, INC. (THE 'COMPANY') TO BE HELD AT THE COMPANY'S DISTRIBUTION CENTER AT 65 TRAP FALLS ROAD, SHELTON, CONNECTICUT, AT 10:30 A.M. (LOCAL TIME) ON MAY 16, 1996 AND ANY ADJOURNMENT THEREOF, FOR THE FOLLOWING PURPOSES:

(1) TO ELECT SEVENTEEN MEMBERS OF THE BOARD OF DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED;

(2) TO CONSIDER AND VOTE UPON A PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE CORPORATION TO SWISS ARMY BRANDS, INC.;

(3) TO CONSIDER AND VOTE UPON A PROPOSAL TO APPROVE THE ADOPTION OF THE COMPANY'S 1996 STOCK OPTION PLAN; AND

(4) TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

1. ELECTION OF DIRECTORS:

   FOR ALL NOMINEES (EXCEPT AS MARKED TO THE CONTRARY BELOW)                 [ ]

   WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW                  [ ]

   NOMINEES: A. CLINTON ALLEN, THOMAS  A. BARRON, THOMAS D. CUNNINGHAM,  VINCENT
   D. FARRELL, JR., HERBERT M. FRIEDMAN, PETER W. GILSON, M. LEO HART, JAMES W. KENNEDY, KEITH R. LIVELY, LINDSAY MARX, LOUIS MARX, JR., STANLEY G. MORTIMER III, STANLEY R. RAWN, JR., ERIC M. REYNOLDS, JOHN SPENCER, J. MERRICK TAGGART, JOHN V. TUNNEY

   INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW:

- --------------------------------------------------------------------------------

                                               FOR     AGAINST   ABSTAIN
  2. AMENDMENT TO CERTIFICATE OF               [ ]       [ ]       [ ]
     INCORPORATION  CHANGING THE NAME OF THE
     CORPORATION TO SWISS ARMY BRANDS, INC.:
                                               FOR     AGAINST   ABSTAIN
  3. ADOPTION OF 1996 STOCK OPTION PLAN:       [ ]       [ ]       [ ]

   DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                           THE FORSCHNER GROUP, INC.
IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF ALL ABOVE-NAMED NOMINEES.
PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED ENVELOPE. IF ACTING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. YOU SHOULD SO INDICATE WHEN SIGNING. IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME, BY DULY AUTHORIZED OFFICER. IF SHARES ARE HELD JOINTLY EACH STOCKHOLDER NAMED SHOULD SIGN.
                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY


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